EXHIBIT 5.1
[Dorsey & Whitney LLP Letterhead]

May 23, 2019
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Heartland Financial USA, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to $40,000,000 of deferred compensation obligations of the Company (the “Obligations”) which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Heartland Financial USA, Inc. Deferred Compensation Plan (the “Plan”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, we are of the opinion as of the date hereof that, when issued by the Company in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights or general equity principles.
In addition, the Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written Plan document comply with the ERISA requirements applicable to top-hat plans. We express no opinion as to whether the Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.
Our opinions expressed above are limited to Title I of ERISA and the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such an opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,

/s/ Dorsey & Whitney LLP